EXHBIT 10.33

RETENTION AND EMPLOYMENT AGREEMENT

THIS RETENTION AND EMPLOYMENT AGREEMENT (this “Agreement”), is made on November 13, 2007 (the “Effective Date”) between MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”), and John Christopher Adkins (the “Executive”).

WITNESSETH:

WHEREAS, Executive is employed by Massey Coal Services, Inc. and is a senior executive of the Company or one of its Subsidiaries (as defined in Section 18) and has made and is expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued retention, attention and dedication of, and to contract for the continued rendering of services by Executive, in connection with his assigned duties; and

WHEREAS, in consideration of Executive’s continued employment with the Company or any Subsidiary of the Company, the Company desires to provide Executive with certain compensation and benefits set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth (including definitions of capitalized terms which are set forth in Section 18 and throughout this Agreement) and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment.

1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive with the Company or any Subsidiary of the Company during the term hereof in the executive position of Senior Vice President and Chief Operating Officer. In such capacity, Executive shall report to the Chief Executive Officer and President of the Company, and shall have the customary powers, responsibilities and authorities of executives holding such positions in corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Chief Executive Officer and President.

1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts such employment commencing as of the Effective Date and agrees, subject to any period of vacation and sick leave, to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith.

2. Term of Employment. Executive’s term of employment under this Agreement shall commence on the Effective Date and, subject to termination by the terms hereunder, shall have an initial term of three years, ending on November __, 2010 (the “Term of Employment”); provided, however, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change of Control occurs during the period that this Agreement is in effect.

3. Compensation.

3.1 Salary. Effective January 1, 2008, the Executive’s base salary (“Base Salary”) shall be increased from  an annual rate of $360,000 to $378,000.  Base Salary shall be payable in accordance with the ordinary payroll practices of the Company (but no less frequently than monthly). During the Term of Employment, the Board shall, in good faith, review, at least annually, Executive’s Base Salary in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase Executive’s Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to any such increased amount.

3.2 Annual Bonus. In addition to his Base Salary, during the Term of Employment, Executive shall be eligible to receive an annual cash bonus award (the “Annual Cash Bonus”) with a target amount equal to $325,000 (the “Target Bonus”) for the Company’s 2008 fiscal year, $350,000 for the Company’s 2009 fiscal year, and $375,000 for the

Company’s 2010 fiscal year or any subsequent fiscal year, subject to the terms and conditions set forth by the Compensation Committee of the Board for such fiscal year. The Annual Cash Bonus awards shall be payable to Executive at the time bonuses are paid to its executive officers in accordance with the Company’s policies and practices as set by the Board.

3.3 Discretionary Bonus.  In addition to the Annual Cash Bonus described above in subsection 3.2, the Executive shall also be eligible during the term of this Agreement to receive an annual discretionary bonus (“Discretionary Bonus”) in an amount not to exceed $22,000 to be paid to the Executive at the discretion of the Chief Executive Officer and President.  If the Chief Executive Officer and President determines in his discretion to pay the Discretionary Bonus for a year to the Executive, payment of such Discretionary Bonus for a year shall be made in a lump sum to the Executive on the November 1 on or immediately following the determination to award and pay the same, but in no event later than 2-1/2 months after the end of the Executive’s taxable year in which the determination is made.

3.4 Long Term Incentive Plan.  The Executive shall be eligible for an on-going annual award in the Company’s Long-Term Incentive Plan (the “Plan”) consistent with other executives at the Executive’s current level with a target award value of not less than $500,000.  The award opportunity will be reviewed on an annual basis and adjustments to the award structure may be made as deemed appropriate by the Compensation Committee.  Each such award shall be subject to all the terms, conditions and performance requirements established by the Compensation Committee at each of the annual meetings where it grants awards to all other participants in the Plan, and each of the awards shall be governed by and subject to the terms of the award agreements and the Massey Energy 2006 Stock and Incentive Plan (or any successor plan).

3.5 Retention Award.  The Executive shall receive an annual retention cash award of $150,000 to be paid in a lump sum on each of January 1, 2008, January 1, 2009, and January 1, 2010 (the “Retention Awards”) provided the Executive remains continuously employed by the Company through each of the respective payment dates.

4. Employee Benefits.

4.1 Equity- and Cash-Based Compensation. Any outstanding agreement made with Executive under the Company’s long-term cash and equity incentive program, including stock option, restricted stock, restricted unit, other equity or cash-based incentive awards or other equity or cash-based incentive agreements as of the Effective Date (the “Ancillary Documents”) shall remain in full force and effect and shall not be affected by this Agreement but shall remain subject to the applicable terms of Executive’s Change in Control Agreement.

4.2 Employee Benefit Programs, Plans and Practices; Perquisites. The Company shall provide Executive while employed hereunder with coverage under such employee benefit plans (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, Directors and Officers insurance policy, which covers claims arising out of actions or inactions occurring during the Term of Employment, in accordance with the Directors and Officers insurance policy, and other employee benefits which the Company may make available to its senior executives from time to time in its discretion. The Company also shall provide Executive while employed hereunder with perquisites which the Company may make available to its senior executives from time to time in its discretion.

4.3 Home Loan.  The outstanding agreement made with Executive concerning the purchase of Executive’s residence is modified as of the Effective Date so that the entire outstanding principal balance, together with all accrued interest, on the Effective Date shall be forgiven at such time.  In addition, the Company shall reimburse the Executive for taxes incurred by the Executive in connection with such principal and interest forgiveness as of the Effective Date; and such reimbursement shall occur, and/or in its discretion the Company may pay directly to the applicable taxing authority in lieu of such tax reimbursement to the Executive, no later than ten (10) days after the Executive presents satisfactory documentation of the taxes incurred and a determination by the Company of the taxes incurred, provided that, except as provided in the next sentence, all payments to be made under this Section 4.3 must be made by the end of the Executive’s taxable year next following the Executive's s taxable year in which the income recognition event occurs for tax purposes.  Any right to reimbursement arising due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Executive’s taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or the resolution of the litigation.

5. Termination of Employment; Severance Benefit.

5.1 Employment Rights. Executive and the Company acknowledge that the employment of Executive by the Company is “at will.”  Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive to have Executive remain in the employment of the Company or any Subsidiary.

5.2 Severance Benefit.  The Executive previously entered into a Change in Control Agreement which shall govern the Executive’s rights, duties and obligations in the event of the Executive’s cessation of employment with the Company (or any successor) covered by the Change in Control Agreement.  In the event of the Executive’s cessation of employment with the Company during the period of this Agreement for any reason other than for “Cause” (as defined, and determined pursuant to the procedure in the Change in Control Agreement) under circumstances where such cessation of employment is not covered by the Change in Control Agreement, then Massey shall pay to the Executive or if the Executive is deceased to the Executive’s estate, a lump sum payment equal to 2.5 times the sum of the Executive’s Base Salary of $378,000, plus the Annual Cash Bonus target amount in effect for the fiscal years remaining under this Agreement in which the Executive’s Termination Date occurs  (the “Severance Benefit”), unless the Executive elects to terminate his employment voluntarily during the term of this Agreement other than for any reason which would constitute “a Constructive Termination Associated with a Change in Control” (as defined, and determined pursuant to the procedure, in the Change in Control Agreement, under circumstances where such Constructive Termination is not covered by the Change in Control Agreement).

5.3 Cessation of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not be considered to have terminated employment under Section 5.2 and shall not receive the Severance Benefit provided for in Section 5.2. If Executive’s employment terminates on account of Cause or because of his death, Executive shall not be considered to have terminated employment under Section 5.2 and shall not receive the Severance Benefit provided for in Section 5.2.

6. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties no later than the last day of the year following the year in which the Executive incurs the reimbursable expense.

7. Nonqualified Deferred Compensation Plan Omnibus Provisions. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Board is authorized to amend this Agreement, to amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  Payments or provision of benefits in connection with a separation from service payment event will be delayed, to the extent applicable, until six months after the separation from service or, if earlier, the Executive’s death, if the Executive is a key employee of a publicly traded corporation under Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.  For purposes of this Agreement, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after that date or that the level of services Executive would perform after that date

(whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.

8. Enforcement. Without limiting the rights of Executive at law or in equity, except as provided in Section 9, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues consistent with the timing of the related payments or benefits to be provided. Any change in such prime rate will be effective on and as of the date of such change.

9. Tax Limitation on Payments by the Company. The provisions of this Section 9 shall apply notwithstanding anything in this Agreement to the contrary.

(a) In the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.  Notwithstanding the foregoing, if the Net After-tax Benefit to the Executive of receiving the Gross-Up Payment does not exceed the Reduced Amount (as defined below) by more than the lesser of $50,000 or 10% (as compared to the Net After-tax Benefit to Executive resulting from elimination of the Gross-Up Payment, then the Company shall not pay Executive the Gross-Up Payment and the Payments shall be reduced (but not below zero) so that the Present Value of the aggregate of all Payments does not exceed the Reduced Amount; provided, however, that no such reduction shall be effected, but no Gross-up Payment shall be made, if the Net After-tax Benefit to Executive of receiving all of the Payments exceeds by more than the lesser of $50,000 or 10% of the Net After-tax Benefit to Executive resulting from having such Payments so reduced.  In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage. For purposes of this Section 9, the following terms have the following meanings:

(i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Executive with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Executive’s taxable year in which the Executive’s employment terminates.

(ii) “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions required by this Section 9.

(iii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

(iv) “Reduced Amount” shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.

(b) Except as set forth in the next sentence, all determinations to be made under this Section 9 shall be made by the nationally recognized independent public accounting firm used by the Company prior to the Termination Date (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten days of Executive’s Termination Date. If determined by the Accounting Firm to be excludible from parachute payments under Section 280G of the Code, the value of Executive’s non-competition covenant under Section 13(a) of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both Executive and the Company, and a portion of the Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) If the Accounting Firm determines that Payments should be reduced, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and Executive and shall be made within twenty (20) business days of Executive’s Termination Date.

(d) While it is the intention of the Company and Executive to reduce the amounts payable or distributable to Executive hereunder only if the aggregate Net After-tax Benefit to Executive would thereby be increased in the manner provided for herein, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 9 shall be borne solely by the Company.

(f) All payments to be made under this Section 9 (other than the Underpayment described in Section 9(d)) must be made by the end of the Executive’s taxable year next following the Company’s taxable year in which the Company remits the related taxes.  Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Executive’s taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or the resolution of the litigation.

10. Duties upon Termination; Mitigation Obligation. Upon termination of employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including all copies of any of the foregoing. The Company hereby acknowledges that it will be difficult and may be impossible for Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment and provision of the severance compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

11. Legal Fees and Expenses. If litigation or arbitration is commenced by either party to enforce or interpret any provision contained in this Agreement, the Company will undertake to indemnify Executive for his reasonable attorneys' fees and expenses associated with such litigation or arbitration if Executive substantially prevails in such litigation or arbitration or any settlement thereof.  Notwithstanding the foregoing, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive under this Agreement, the Company will in any event reimburse Executive for his reasonable attorneys' fees and expenses incurred in connection therewith up to $10,000 without regard to the commencement or outcome of any litigation or arbitration in order for Executive to retain counsel to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer or employee of the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive’s entering into an attorney-client relationship with such counsel, and in that connection, the Company and Executive agree that a confidential relationship will exist between Executive and such counsel. The first $10,000 of such expenses will be paid by the Company as they are incurred by Executive, and any balance thereof due to Executive shall be paid within thirty (30) days after any final judgment or decision or settlement in which Executive substantially prevails. Any reimbursements to be paid by the Company to the Executive under this Section 11 for the first $10,000 of such expenses must be paid as soon as administratively feasible after the Executive incurs the expense and the Executive will be entitled to receive any balance thereof as soon as administratively feasible after the termination of such litigation or arbitration or any settlement thereof under terms on which the Executive substantially prevails.

12. Confidentiality. Executive hereby covenants and agrees that, except as specifically requested or directed by the Company, he will not disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information (as provided below) of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 12) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 12 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of Executive, generally known to the public, or (iii) if Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

13. Covenants Not to Compete and Not to Solicit; Breach of Agreement Obligations by Executive.

(a) Covenant Not to Compete. In the event Executive’s employment ceases, then, for a period of one (1) year following Executive’s Termination Date, Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business (as defined below) in a Restricted Territory (as defined below) without the prior written consent of the Board. For this purpose, ownership, whether direct or beneficial, of no more than 5% of the outstanding securities entitled to vote generally in the election of directors of a publicly traded corporation shall not constitute a violation of this provision.

(b) Covenant Not to Solicit. In the event Executive’s employment with the Company ceases, then, for a period of one (1) year following Executive’s Termination Date, Executive shall not: (i) solicit, encourage or take any other action which is intended to induce any other employee, any supplier or any customer, of the Company or any Subsidiary to terminate his employment or relationship with the Company or any Subsidiary; or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee, supplier or customer of the Company or any Subsidiary. The foregoing shall not prohibit Executive or any entity with which Executive may be affiliated from hiring a former employee of the Company or any Subsidiary; provided that such hiring results exclusively from such former employee’s affirmative response to a general recruitment effort.

(c) Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each of the counties, parishes, towns, cities or states or similar local governmental or political subdivisions of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(d) Remedies for Breach.  In the event Executive’s employment ceases and Executive is entitled to receive or has received after the Effective Date one or more Annual Cash Bonus Awards under Section 3.2 for the last twelve months of his employment and/or the Severance Benefit under Section 5.2  (collectively the “Non-Competition Compensation”), pursuant to Section 5.2, the Company’s obligations to provide the Non-Competition Compensation  shall be and is expressly conditioned upon Executive’s covenants not to compete and not to solicit as provided herein. In the event Executive breaches his obligations to the Company as provided herein, the Company’s obligations to provide the Non-Competition Compensation shall cease, and Executive shall be obligated to return to the Company any all such Non-Competition Compensation previously received by him. In addition, it is recognized that damages in the event of breach of this Section 13 by Executive would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach.  The existence of the express rights to cease or recover payment and the value of the Non-Competition Compensation otherwise provided for and to obtain an injunction or other equitable relief shall not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have.

(e) For proposes of this Section 13, the following terms have the following meanings:

(i) “Restricted Business” means any business function with a direct competitor of the Company or any Subsidiary that is substantially similar to the business function performed by Executive with the Company or any Subsidiary immediately prior to his Termination Date.

(ii) “Restricted Territory” means the counties, parishes, towns, cities or states or similar governmental or political subdivisions of any country in which the Company or any Subsidiary operates or does business, inclusive of markets in which the Company competes with the Restricted Business to sell its products.

(f) Reasonableness. In the event that the provisions of this Section 13 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

14. Notices. For all purposes of this Agreement, all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed electronically), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS, or the United States Postal Service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any prior employment agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement, other than the Executive’s Change in Control Agreement, and such provisions in such employment agreements will be null and void. This foregoing sentence shall have no impact on Section 4.1 of this Agreement.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and (b). Without limiting the generality or effect of the foregoing, Executive’s right to receive payments and benefits hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

17. Amendment; Modification. This Agreement may only be amended by written agreement of the parties hereto. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

18. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Board” means the Board of Directors of the Company. If Executive is also a member of the Board, then in the case of any provision hereof that requires action by, or a determination of, the Board in connection with this Agreement, it is understood that such provision refers to the members of the Board other than Executive. Unless otherwise provided by the Board and except in determining Cause, the Compensation Committee of the Board shall have full authority to act on behalf of the Board in connection with any duty or action expressly assigned under, or implicitly to be acted on in connection with, this Agreement to or by the Board.

(b) “Change in Control” means a “Change of Control” as defined in the Change in Control Agreement.

(c) “Change in Control Agreement” means that certain agreement first entered into between the Executive and the Company as of December 21, 2005 and as thereafter amended or replaced.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Disability” means Executive becomes permanently disabled within the meaning of, and begins actually to receive long-term disability benefits pursuant to, the long-term disability plan of the Company or any Subsidiary in effect for, or applicable to, Executive, or if none, then Executive is determined by the Social Security Administration to be totally and permanently disabled for purposes of entitlement to Social Security disability benefits.

(f) “Subsidiary” means any Company affiliate, whether or not incorporated, the majority of the outstanding capital stock or other ownership interests of which is owned, directly or indirectly, by the Company.

(g) “Termination Date” means the last day of Executive’s employment with the Company or any Subsidiary.

19. Beneficiaries. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. If Executive dies without having designated a beneficiary, or if the beneficiary so designated has predeceased Executive or cannot be located by the Company within one year after the date when the Company commenced making a reasonable effort to locate such beneficiary, then Executive's surviving spouse, or if none, then Executive's estate shall be deemed to be his beneficiary.

20. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 13 hereof) or the Ancillary Documents shall be resolved by arbitration in either Richmond, Virginia or Charleston, West Virginia as so determined by Executive. Three arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. Subject to Section 11 hereof, the arbitrators shall have the discretion to award the cost of arbitration, arbitrators’ fees and the respective attorneys’ fees of each party between the parties as they see fit.

21. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

22. Entire Agreement. This Agreement and the Ancillary Documents contain the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.

23. Acknowledgement. Executive acknowledges that he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled and that Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

24. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

25. Survival. Notwithstanding the expiration of the term of this Agreement, the provisions of Sections 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 16, 19, 20, 21 and 25 hereunder shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.

26. Miscellaneous. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Whenever used herein, the masculine includes the feminine.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of November 13, 2007.

MASSEY ENERGY COMPANY

By:	/s/ Don L. Blankenship
Name:	Don L. Blankenship
Title:	Chairman, Chief Executive Officer
and President

/s/ John Christopher Adkins John Christopher Adkins